EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is effective as of July 15, 2004, is by and between Stellar Software Network, Inc. , a Nevada Corporation, with its principal place of business in Plano, Texas, hereinafter referred to as (the "Employer" or the "Corporation"), and Sunil Nariani, hereinafter referred to as (the "Employee").


                            ARTICLE 1.

                        TERM OF EMPLOYMENT

     1.1 Term. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer from July 15, 2004 until July 14, 2006.

     1.2 Renewal. This Agreement shall continue for successive one (1) year terms, unless either party gives notice of termination in writing to the other party at least ninety (90) days prior to the expiration date.


                            ARTICLE 2.

                        DUTIES OF EMPLOYEE

     2.1 General Duties. The Employee agrees to serve as President of Stellar Software Network Inc. (Stellar) and to perform diligently and to the best of his abilities the duties and services pertaining to such office as set forth in the Bylaws of Stellar that are currently in effect or as amended from time to time, as well as such additional duties and services appropriate to such office as the Board of Directors of Stellar ("Board of Directors") may reasonably assign to Employee from time to time. Any action undertaken on behalf of the Employer shall be done prudently and in good faith in furtherance of the Employer's business and the business of Stellar.

     2.2 Change in Duties. The duties of the Employee may be changed from time to time by the mutual consent of the Employer and the Employee without resulting in a rescission of this Agreement. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

     2.3 Devotion of Time to Employer's Business. The Employee shall use his best efforts and shall devote his time and effort as required to competently perform his duties.


                            ARTICLE 3.

                    COMPENSATION AND BENEFITS

     3.1 Compensation. During the term of this Agreement, the Corporation shall provide compensation to Employee in the following forms:

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           (a)  Base Salary.  Employee shall receive an annual base salary of one hundred twenty thousand dollars ($120,000), which amount shall be subject to annual review by the Employer's Board of Directors and/or the Compensation Committee of the Employer's Corporation for possible increases.

           Bonus. During the Term of this Agreement, Employee, at the end of each fiscal year, shall receive fifty percent (50%) of the increase over the base fiscal year, 2003, of the audited earnings before tax.

           (b) Stock Option. In addition to the Base Salary and Bonus set forth above, and any other benefits available to all employees, the Employer's parent company, GK Intelligent Systems, Inc. has granted to Employee an Incentive Stock Option (ISO) pursuant to the GK Intelligent Systems, Inc. 2004 Employee Stock Option Plan, to purchase one-hundred thousand (100,000) shares of GK Intelligent Systems, Inc. common stock (the "Stock Options"). Provided that Employee remains an employee of the Employer, its parent company, an affiliate or subsidiary, and contingent upon the Agreement remaining in force as a result of such continued employment, said Stock Options will vest over the two year period of time immediately following the date of this Agreement. Fifty percent of the options will be vested at the end of the first twelve months and fifty percent (50%) of the options will be vested at the end of the second twelve months. This grant of the Stock Options shall be governed by and subject to the GK Intelligent Systems, Inc., 2004 Stock Option Plan and the separate Incentive Stock Option Agreement executed concurrently herewith. The number of shares shall also be adjusted as provided in such Plan. For all purposes related to the grant of these Stock Options, the Board of Directors of GK Intelligent Systems, Inc. has determined that the date of such grant is July 15, 2004 and the exercise price shall be the the Closing Price of the Employer's common stock as quoted on the Nasdaq OTCBB as of July 14, 2004.

           (c) Employee Benefit Plans. Employee shall be entitled to participate in all employee benefit plans to be established by the Employer's Board of Directors on the same terms and conditions as all other employees similarly situated, including reimbursement of reasonable expenses as approved by Employer's Board of Directors.

     3.2 Benefits. During the term of this Agreement, Employee shall be afforded the following benefits as incidences of his employment:

           (a) Health and Other. Employee and, to the extent applicable, Employee's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to employees of the Employer generally. Such benefits, plans and programs may include, without limitation, a profit sharing plan, a thrift plan, a health insurance or health care plan, life insurance, disability insurance or a pension plan. The Employer shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to employees of the Employer generally.

           (b) Business and Entertainment Expenses. Subject to the Employer's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Employer will reimburse Employee for, or pay on behalf of Employee, reasonable and


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appropriate expenses incurred by Employee for business related purposes, including dues and fees to approved industry and professional organizations, and reasonable costs of entertainment incurred in connection with business development. With regard to such expenses, the Employee shall:

                 (i) Keep an account book in which the Employee shall record at or near the time that each expenditure is made:

                      (1)  amount of the expenditure;

                      (2) the time, place and designation of the type of the entertainment and travel, or other expense, or the date and description of the gift (gifts made to one individual are not to exceed a total of twenty-five dollars ($25.00) in any taxable year;

                      (3) the business reason for the expenditure and the nature of the business benefit derived or expected to be derived as a result of the expenditure; and

                      (4) the names, occupations, addresses, and other information concerning each person who was entertained or given a gift sufficient to establish a business relationship to the Employer;

                 (ii) Obtain documentary evidence (such as a receipt for paid bill), which states sufficient information to establish the amount, date, place and the essential character of the expenditure, for each expenditure:

                      (1) Twenty-five dollars ($25.00) or more (except for transportation charges if not readily available); and


                      (2) or lodging while traveling away from home. The foregoing account book and documentary evidence shall be delivered to the Employer whenever requested by the Employer and shall thereafter be retained by the Employee.

     3.3 Payroll and Deduction for Taxes. Employee shall receive all compensation pursuant to this Agreement in accordance with the Employer's customary payroll practices with respect to time and manner of payment. The Employer shall have the right to deduct from the compensation due to the Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax or charges which may not be in effect or hereafter enacted or required as a charge on the compensation of the Employee.

                            ARTICLE 4.

                  PROPERTY RIGHTS OF THE PARTIES

     4.1 Inventions, Copyrights, Patents and Trademarks. The Employee agrees that he will promptly from time to time fully inform and disclose to the Employer all inventions, designs, improvements, and discoveries which he now has or may hereafter have during the term of this Agreement which pertain or relate to the business of the Employer or to any experimental work carried on by the Employer, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours.

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All such inventions, designs, improvements and discoveries shall be the exclusive property of the Employer. The Employee shall assist the Employer to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by things necessary to obtain patent letters, vest the Employer with full and exclusive title thereto, and protect the same against infringement by others.

     4.2 Trade Secrets. The Employee during the term of employment under this Agreement will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, customer lists, customer requirements and compilations of information, records and specifications, which are owned by the Employer and which are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly or use them in any way, either during the term of this Agreement or at any time hereafter, except as required in the course of his employment. All files records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer.

     4.3 Non Solicitation of Customers After Termination of Employment. The Employee shall not, for a period of one year, following the termination of this Agreement, for whatever reason, either directly or indirectly:

           (a) Make known to any person, firm or corporation the names or addresses of any of the customers of the Employer or any other information pertaining to them; or

           (b) Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Employer on whom the Employee called or with whom he became acquainted during his employment with the Employer, either for himself or for any other person, firm, or corporation.

     4.4 Ownership of Employer and Customer Records. All Records of the Employer and the accounts of customers and any other records and books relating in any manner whatsoever to the customers of the Employer, whether prepared by the Employee or otherwise coming into his possession, shall be the exclusive property of the Employer regardless of who actually purchased the original book or record. All such books and records shall be immediately returned to the Employer by the Employee on any termination of his employment. If the Employee purchases any such original book or record, he shall immediately notify the Employer, who then shall immediately reimburse him.

     4.5 Return of Employer's Property. On termination of employment or whenever requested by the Employer, the Employee shall immediately deliver to the Employer all property in his possession or under his control belonging to the Employer including, but not limited to the equipment, supplies, records, and other personal property under Employee's control, which is the Employer's, in good condition, with ordinary wear and tear and damage by any cause beyond the reasonable control of the Employee excepted.



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                            ARTICLE 5.

                         NON-COMPETITION

     5.1 Non-Competition Agreement. In connection with this Employment Agreement, Employee agrees that he shall not, either directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is similar to and/or in competition in any manner whatsoever with the business of the Employer within the area, herein called "designated area" consisting of the State of Texas, for so long as Employee is employed by, or associated in any manner with the Employer and for a period of one (1) year after the termination of Employee's employment with the Employer.

     5.2 Employee agrees not to solicit the customers of the Employer for his personal account or the account of any other person or entity other than the Employer at any time. The parties hereto agree that notwithstanding any provisions of the Texas Codes that this covenant not to compete is enforceable and necessary to protect the Employer's trade secrets including, but not limited to, patent and trademark designs, suppliers and customer lists of the Employer.

                            ARTICLE 6.

                    TERMINATION OF EMPLOYMENT

     6.1   Termination. Subject to the notice and other provisions of this
Section 6.1, the Employer shall have the right to terminate the Executive's employment with the Employer, and the Executive shall have the right to resign from such employment, at any time and for no stated reason.

           (a) Disability. The Employer shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity lasting for a period of more than six (6) months provided that after such six (6) month period the Employer shall have given at least ten (10) days written notice of termination; provided further, however, that if the Executive is eligible to receive disability payments pursuant to a disability policy paid for by the Employer, the Executive shall assign such benefits to the Employer for all periods as to which he is receiving full payment under this agreement.

           (b) Death. This Agreement shall terminate upon the death of Executive.

           (c) With Cause. The Employer may terminate this Agreement effective upon delivery of written notice to Executive given at any time (without any necessity for prior notice) if any of the following shall occur:

                (1) Any material breach of Executive's obligations under this Agreement not cured after ten (10) days notice from the Employer's Board of Directors:

                (2) Executive's gross negligence in the performance of his duties hereunder;

                (3) Executive has committed any of the following: (i) a felony criminal conviction; (ii) any other criminal conviction involving Executive's lack of honesty or moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.


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     In the event executive's employment with the Employer is terminated pursuant to items 6.1(a), (b), or (c), Executive or his beneficiary shall be entitled to receive all base compensation earned by Executive up to the date of termination and all un-reimbursed expenses. For a termination by the Employer without good cause, Executive shall be entitled to receive the base salary rate for the remaining Employment Term and all un-reimbursed expenses.

     6.2 Effect of Employer's Merger, Transfer of Assets or Dissolution. This Agreement shall not be terminated by any merger or consolidation where the Employer is not the consolidated or surviving corporation but shall be terminated in the event of voluntary or involuntary dissolution of the Employer. In the event of a merger, consolidation or sale the Employer shall take all actions necessary to insure that such corporation or transferee is bound by the provisions of this Agreement.


                            ARTICLE 7.

                        GENERAL PROVISIONS

     7.1 Damages for Breach of Contract. In the event of a breach of this Agreement by either the Employer or Employee resulting in damages to the other party, the damaged party may recover from the breaching party, any and all damages that may be sustained.

     7.2 Governing Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by the Employer to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder may, at the sole option of the Employer, be brought (i) in any court of competent jurisdiction in the State of Texas or (ii) in any court of competent jurisdiction where jurisdiction may be had over Employee. Employee hereby expressly consents to the jurisdiction of the foregoing courts for such purposes and to the appointment of the Secretary of State for the State of Texas as his agent for service of process.

     7.3 Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing by either registered or certified mail, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known address. Notices delivered personally shall be deemed communicated as of five (5) days after mailing.

     7.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     7.5 Partial Invalidity and Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     7.6 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or


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otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

     7.7 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

     7.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction thereof.

     7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     7.10 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.




                  *** SIGNATURE PAGE FOLLOWS***


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IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

EMPLOYER

STELLAR SOFTWARE NETWORK, INC.

/s/ Gary F. Kimmons
-------------------------------
Gary F. Kimmons, Vice President


EMPLOYEE

/s/ Sunil Nariani
-------------------------------
Sunil Narani


GK INTELLIGENT SYSTEMS, INC.

/s/ Gary F. Kimmons
-------------------------------
By: Gary F. Kimmons
Its: President and CEO

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